Exhibit 99.1

Abeona Therapeutics Announces Appointment of Two New Independent Members to its Board of Directors

March 25, 2021

Refreshed board to bring fresh perspectives, relevant expertise and diverse experience

NEW YORK and CLEVELAND, March 25, 2021 (GLOBE NEWSWIRE) — Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced the appointment of two new independent members to its Board of Directors with significant biotechnology and life sciences experience: Faith L. Charles, Partner, Corporate Transactions and Securities at Thompson Hine LLP and Mark Alvino, President at life sciences strategic advisory firm Hudson Square Capital LLC.

“In addition to the experience and backgrounds of the current Abeona directors, our two new board members represent a group of highly qualified and diverse executives who bring fresh perspectives, relevant expertise and leadership experience, positioning Abeona extremely well to fulfill our mission of bringing our novel gene and cell therapies to patients who currently have no approved treatment options,” said Steven H. Rouhandeh, Chairman of Abeona’s Board of Directors. “The addition of Faith and Mark is part of an ongoing strategic effort to add relevant leadership experience to Abeona’s Board of Directors to support the company’s focus on driving future growth, enhancing its corporate governance, and creating additional shareholder value.”

Faith L. Charles, Partner, Corporate Transactions and Securities for Thompson Hine LLP

Ms. Charles is a corporate transactions and securities partner at Thompson Hine with 30 years of legal experience. She leads Thompson Hine’s Life Sciences practice, advising public and emerging biotech and pharmaceutical companies in the U.S. and internationally. Ms. Charles negotiates complex private and public financing transactions, mergers and acquisitions, licensing transactions and strategic collaborations. She serves as outside counsel to a myriad of life sciences companies and is known in the industry as an astute business advisor, providing valuable insights into capital markets, corporate governance and strategic development.

Ms. Charles serves on the Board of Directors of Entera Bio (Nasdaq:ENTX) as a member of the Audit Committee and Chair of the Compensation Committee. She also serves on the Board of Directors of several private life science companies. Ms. Charles founded the Women in Bio Metro New York chapter and chaired the chapter for five years. She currently serves on the national board of Women in Bio. Ms. Charles is also a member of the board of Gilda’s Club New York City. She has been recognized as a Life Sciences Star by Euromoney’s LMG Life Sciences, has been named a BTI Client Service All-Star, and was named by Crain’s New York Business to the list of 2020 Notable Women in the Law. Ms. Charles holds a J.D degree from The George Washington University Law School and a B.A. in Psychology from Barnard College, Columbia University. Ms. Charles is a graduate of Women in Bio’s Boardroom Ready Program, an Executive Education Program taught by The George Washington University School of Business.

Mark Alvino, President at Hudson Square Capital LLC

Mr. Alvino has provided leadership and experience in the areas of financial management and business strategy as a member of the Board of Directors of multiple life sciences companies, including PainQx, a company with a patented method for objective, quantitative assessment of chronic pain, and previously serving on Abeona’s Board of Directors. He has more than 25 years of experience in the pharmaceutical and biotechnology industries through a range of disciplines including healthcare investment banking, communications, business consulting, market research and health and medical marketing communications. In his role at Hudson Square Capital, Mr. Alvino provides strategic advisory to emerging growth and turnaround biotechnology and medical technology companies. Mr. Alvino is also Founder and Chief Executive Officer of Bridge Back Foundation, focused on addressing the broad underlying issues behind the deadly opioid crisis in America. Previously, he led the Life Sciences team at broker dealer Bradley Woods & Co. Ltd. and served as Managing Director at Griffin Securities and at SCO Financial Group, LLC. Earlier in his career, he spent several years working with Wall Street brokerages including Ladenburg, Thalmann & Co. and Martin Simpson & Co. Mr. Alvino received a B.B.A in Economics and Public Policy from the George Washington University.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Abeona’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa in Phase 3 development, as well as ABO-102 and ABO-101, novel AAV-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively, in Phase 1/2 development. The Company’s portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical needs. Abeona’s novel, next-generation AIM™ capsids have shown potential to improve tropism profiles for a variety of devastating diseases. Abeona’s fully functional, gene and cell therapy GMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and commercial production of AAV-based gene therapies. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “estimate,” “expect,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to the potential impacts of the COVID-19 pandemic on our business, operations, and financial condition, continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the outcome of any future meetings with the U.S. Food and Drug Administration or other regulatory agencies, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

+1 (646) 813-4709

ggin@abeonatherapeutics.com

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